Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-57167 on Form N-1A of our report dated February 13, 2026, relating to the financial statements and financial highlights of Fidelity Series International Developed Markets Bond Index Fund, appearing on Form N-CSR of Fidelity School Street Trust for the year ended December 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firms” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 19, 2026